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                                                                 EXHIBIT(C).(8)


National Education Corporation
2601 Main Street
Irvine, California  92714


Sylvan Learning Systems, Inc.
1000 Lancaster Street
Baltimore, Maryland  21202

                                                                    May 12, 1997

Gentlemen:

            By this letter, you agree with us to amend the Agreement and Plan of Reorganization (the "Sylvan Agreement") dated as of March 12, 1997, by and among Sylvan Learning Systems, Inc. ("Sylvan") and National Education Corporation ("NEC") as follows. In the event that NEC and Harcourt General, Inc. ("Harcourt") come to an agreement on or before May 16, 1997 for a business combination between NEC and Harcourt at a price of $21.00 per NEC share (the "Harcourt Transaction"), NEC and Sylvan agree that the Sylvan Agreement shall automatically and without any further action required by NEC or Sylvan be terminated effective immediately prior to such time as Harcourt and NEC enter into an agreement with respect to the Harcourt Transaction (the "Harcourt Agreement"). No later than noon Pacific Daylight Time (the "Drop-Dead Time") on the business day immediately following the execution of the Harcourt Agreement (the "Drop-Dead Date"), NEC and Harcourt jointly and severally agree that a fee of $30.0 million (the "Sylvan Fee") will be paid by NEC to Sylvan by wire transfer in immediately available funds to the account of Sylvan at NationsBank, N.A. (Account Number: 3933614751); provided, however, that if the Sylvan Fee is not paid by the Drop-Dead Time, the Sylvan Agreement shall be deemed not to have been terminated in accordance with the preceding sentence and shall remain in full force and effect and no breach or right of termination shall have occurred thereunder as a result of actions taken in compliance with the preceding sentence. Notwithstanding the foregoing, in the event the Sylvan Fee is paid to Sylvan following the Drop-Dead Time but on the Drop-Dead Date and by noon Eastern Daylight Time on the business day immediately following the Drop-Dead Date Sylvan has not (i) rejected the Sylvan fee in a written notice to NEC and
(ii) irrevocably instructed NationsBank, N.A. to refund the Sylvan fee to NEC, the Sylvan Agreement shall be deemed to have been terminated in accordance with the second sentence of this letter agreement. Sylvan shall be entitled to no further payments from NEC or Harcourt pursuant to the Sylvan Agreement or otherwise. Upon effectiveness of the termination of the Sylvan Agreement pursuant to the second sentence hereof, the mutual release set forth as Annex A hereto shall become effective.



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            Please indicate your agreement to the foregoing by executing this letter in the space below.


                                          Very truly yours,

                                          NATIONAL EDUCATION CORPORATION



                                          By: /s/ KEITH K. OGATA
                                             ---------------------------------
                                             Name:  Keith K. Ogata
                                             Title: Vice President, Chief
                                                    Financial Officer and
                                                    Treasurer


Accepted and agreed:                      Accepted and agreed:

SYLVAN LEARNING SYSTEMS, INC.             HARCOURT GENERAL, INC.



By: /s/ DOUGLAS L. BECKER                 By: /s/ ERIC P. GELLER
    -----------------------------            --------------------------------
    Name:  Douglas L. Becker                 Name:  Eric P. Geller
    Title: President and                     Title: Senior Vice President
           Co-Chief Executive Officer               and General Counsel



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                                                                         Annex A

                                MUTUAL RELEASE


            WHEREAS, Sylvan Learning Systems, Inc., a Maryland corporation ("Sylvan"), and National Education Corporation, a Delaware corporation ("NEC"), are parties to an Agreement and Plan of Reorganization by and among Sylvan and NEC dated as of March 12, 1997 (the "Reorganization Agreement"); and

            WHEREAS, Harcourt General, Inc., a Delaware corporation ("Harcourt"), through a wholly-owned subsidiary has commenced a tender offer to purchase all the outstanding capital stock of NEC (the "Tender Offer"); and

            WHEREAS, Sylvan, NEC and Harcourt have entered into a letter agreement (the "Letter Agreement") dated May 9, 1997; and

            WHEREAS, Sylvan and NEC wish to resolve any actual or potential controversies or disputes between them arising out of or relating to the Reorganization Agreement if the Reorganization Agreement is terminated in accordance with the terms of the Letter Agreement:

            NOW, THEREFORE,

            1. In consideration of the release of Sylvan by NEC and Harcourt contained herein, (i) Sylvan for itself, its predecessors, successors and assigns (ii) does hereby remise, release and forever discharge and covenant not to sue (iii) NEC and Harcourt and the corporate predecessors, successors, assigns, subsidiaries, affiliates, parents and divisions, as well as the present and former officers, partners, directors, advisory directors, employees, agents, stockholders, advisers (including without limitation, financial advisors) and attorneys of each of NEC and Harcourt and their heirs, executors, administrators, and representatives (collectively, the "NEC/Harcourt Releasees"), (iv) of and from all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, rights, claims, and demands whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, (v) which against the NEC/Harcourt Releasees, or any of them, Sylvan or Sylvan's predecessors, successors, or assigns or any of the present or former officers, directors, employees, agents, stockholders, advisers (including without limitation, financial advisors) or attorneys of the foregoing, or any of their heirs, executors, administrators, representatives, successors or assigns, acting in any capacity, ever had or now has or hereafter can, shall, or may have, (vi) arising out of or relating to the Reorganization Agreement (including without limitation the negotiation, execution, amendment or termination of the Reorganization Agreement) or the Tender Offer or the transactions contemplated thereby (including, without limitation, any claim for tortious interference with the Reorganization Agreement or the transactions contemplated


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thereby), (vii) subject to the exception provided in Paragraph 3 of this Mutual
Release.

            2. In consideration of the release of NEC and Harcourt by Sylvan contained herein, (i) NEC and Harcourt each for itself, its predecessors, successors and assigns (ii) does hereby remise, release and forever discharge and covenant not to sue (iii) Sylvan and its corporate predecessors, successors, assigns, subsidiaries, affiliates, parents and divisions, as well as the present and former officers, partners, directors, advisory directors, employees, agents, stockholders, advisors (including, without limitation, financial advisors) and attorneys of the foregoing and their heirs, executors, administrators, and representatives (collectively, the "Sylvan Releasees"), (iv) of and from all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgements, executions, rights, claims, and demands whatsoever, in law, or in equity, whether known or unknown, suspected or unsuspected, (v) which against the Sylvan Releasees, or any of them, NEC or Harcourt or each's predecessors, successors, or assigns or any of the present or former officers, directors, employees, agents, stockholders, advisers (including, without limitation, financial advisors) or attorneys of the foregoing, or any of their heirs, executors, administrators, representatives, successors or assigns, acting in any capacity, ever had or now has or hereafter can, shall, or may have, (vi) arising out of or relating to the Reorganization Agreement (including without limitation the negotiation, execution, amendment or termination of the Reorganization Agreement) or the Tender Offer or the transactions contemplated thereby (including, without limitation, any claim for tortious interference with the Tender Offer or the Transactions contemplated thereby).

            3. Nothing in this Mutual Release shall affect Sylvan's rights or claims to payments from NEC (or Harcourt on behalf of NEC) pursuant to the third sentence of the Letter Agreement.

            4. This Mutual Release shall inure to the benefit of and shall be binding upon the heirs, executors, administrators and successors of Sylvan, the Sylvan Releasees, NEC and Harcourt and the NEC/Harcourt Releasees.

            5. This Mutual Release shall be governed and construed in accordance with the substantive law of the State of New York without regard to principles of choice or conflict of laws.

            6. The person who enters into and executes this Mutual Release on behalf of Sylvan warrants and represents that he or she has been duly authorized by Sylvan to do so. The person who enters into and executes this Mutual Release on behalf of NEC warrants and represents that he or she has been duly authorized by NEC to do so. The person who enters into and executes this Mutual Release on behalf of Harcourt warrants and represents that he or she has been duly authorized by Harcourt to do so.


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            7. This Mutual Release may be modified only by a writing signed by the Releasees.

            8. This Mutual Release shall only be effective after the Merger Agreement has been terminated in accordance with the terms of the Letter Agreement; provided, that this Mutual Release shall automatically and without any further action required by Harcourt, NEC or Sylvan be terminated effective immediately in the event the Sylvan Fee is not paid by the Drop-Dead Time or is not paid to Sylvan following the Drop-Dead Time but on the Drop-Dead Date and is not accepted by Sylvan in accordance with the terms of the Letter Agreement.

            9. Capitalized terms which are used herein but not defined herein are used herein as defined in the Letter Agreement.
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            IN WITNESS WHEREOF, Sylvan, NEC and Harcourt have executed this
Mutual Release by their duly authorized officers as of the 12th day of May, 1997.





SYLVAN LEARNING SYSTEMS, INC.            NATIONAL EDUCATION CORPORATION



By: /s/ DOUGLAS L. BECKER                By: /s/ KEITH K. OGATA
   ---------------------------              ---------------------------
   Name:  Douglas L. Becker                 Name:  Keith K. Ogata
   Title: President and                     Title: Vice President,
          Co-Chief Executive                       Chief Financial Officer
          Officer                                  and Treasurer


                                         HARCOURT GENERAL, INC.



                                         By: /s/ ERIC P. GELLER
                                            ---------------------------
                                            Name:  Eric P. Geller
                                            Title: Senior Vice President
                                                   and General Counsel